Exhibit 99.1

Minerco/Level 5 Beverage Partner with Advantage Sales and Marketing

Top Sales & Marketing Agency to Broker VitaminFIZZ

HOUSTON, TX – December 10, 2014 -- Level 5 Beverage Company, Inc., a subsidiary of Minerco Resources, Inc. (OTC: MINE), announced today that Advantage Sales and Marketing (ASM) will be the official broker for VitaminFIZZ, the lightly sparkling, vitamin-enhanced beverage.

ASM will take the lead in aggressively placing VitaminFIZZ in key chain and independent accounts, initially in the Southwest region. In addition, ASM will assist in promotion, marketing and advertising planning and execution through ASM’s network of in-store partners and in-house experts. Other comprehensive services provided by ASM will include, but are not limited to; strategic business planning, administrative support and nationwide / international expansion.

“We are extremely pleased and excited to begin this new partnership with ASM. We are initially testing the relationship in Southern California but fully expect to expand the relationship, both geographically and in scope, in the very near future,” said V. Scott Vanis, Minerco's Chairman and CEO. “With over 38,000 associates generating over $65 billion in retail sales, ASM has the strength and scale to engage in powerful strategic relationships with major national retailers and distributors on our behalf. We are certain that ASM’s leverage in the marketplace will catapult us to our goal of making VitaminFIZZ a household name in 2015.”

ASM is the nation’s leading sales and marketing agency with unmatched capabilities and a history of building strategic, customizable, and insight-driven solutions that maximize efficiency and results. As the only sales agency with an in-house, full-service marketing and promotions agency, ASM is capable of offering customized retail models, including syndicated, dedicated, and hybrid, approaches to meet the need of any brand.  ASM reaches over 750 convenience store chain retailers and wholesalers and extends distribution to more than 150,000 stores.  These relationships include partnerships with Walgreens, Walmart, CVS, Rite-Aid and countless more.  ASM’s long list of high profile clientele includes Del Monte, Mars, Pepsico, Sargento, Smuckers and Unilever.

“The opportunity to work with such a large and prestigious company, such as ASM, is extremely rare for a young beverage company,” said Darin Ezra, Director of Level 5 and CEO of PowerBrands. “VitaminFIZZ is in an unusually strong position. We are looking forward to building a successful business relationship with ASM as we rapidly expand VitaminFIZZ.”

As consumer tastes continue to evolve, VitaminFIZZ® is setting the pace for the sparkling water category and is the latest example of progressive new trends in the beverage market. VitaminFIZZ® is a healthy and refreshing new alternative to heavily sweetened carbonated soft drinks, targeting all people who are weight and health conscious.

About Advantage Sales & Marketing LLC
Founded in 1987, Advantage Sales & Marketing LLC (ASM) is a premier sales and marketing agency committed to building brand value for our clients and customers.  ASM's customized sales and marketing solutions include headquarter sales, retail merchandising, and marketing services such as shopper, experiential, digital/social, and multicultural marketing, for the grocery, drugstore, club, convenience, natural/specialty, consumer electronics, home center, and foodservice industries.  Headquartered in Irvine, Calif., ASM has more than 38,000 associates and offices throughout the United States and Canada.  For additional information, visit www.asmnet.com or call 949-797-3105.

About VitaminFIZZ®
VitaminFIZZ is a lightly sparkling, flavor-filled, refreshing beverage with an awesome boost of essential vitamins developed to quench your thirst, naturally. VitaminFIZZ is caffeine free, is Non GMO, has zero calories and contains 100% of recommended daily Vitamin B and Vitamin C. Awaken your taste buds. Now that's refreshing. VitaminFIZZ comes in six flavors: Orange Mango, Strawberry Watermelon, Lemon Lime, Black Raspberry, Strawberry Lemonade and Pineapple Coconut. See more at: www.vitamin-fizz.com, www.twitter.com/vitaminfizz and www.facebook.com/drinkvitaminfizz.

About Minerco
Minerco Resources, Inc. (OTC: MINE) is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Level 5 brand umbrella includes: VitaminFIZZ®, Vitamin Creamer®, Coffee Boost™, The Herbal Collection™ and LEVEL 5®. www.minercoresources.com.

Public Disclosure
Details of the Company's business, finances and agreements can be found as part of the Company's continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, please visit: http://www.minercoresources.com. The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

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